EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 9, 2003 relating to the financial statements and financial statement schedules of Dynegy Inc., which appears in Dynegy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 30, 2003